Exhibit 23.1

February 8, 2012

Focus Media Holding Limited

Unit No. 1, 20th Floor

The Centrium

60 Wyndham Street

Central, Hong Kong

Dear Sirs,

Re: The Annual Report on Amendment No.3 to Form 20-F for the Fiscal Year ended December 31, 2010 of Focus Media Holding Limited (“Annual Report”)

We hereby consent to the reference to our firm under the headings “Information on the Company—Business Overview—Regulatory Matters” and “—Organizational Structure” in the Annual Report on Amendment No.3 to Form 20-F for the fiscal year ended December 31, 2010 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about February 10th, 2012.

Yours faithfully,

Global Law Office